EXHIBIT 10.15
Supplemental Deferral Terms for Deferred Long-Term Incentive Awards and Deferred Variable Compensation
Awards (409A Supplement)

Affected Plans	Equity and Incentive Plan

Stock Performance Plan

Variable Compensation Plan

Affected Amounts	Amounts deferred under the Affected Plans in taxable years before 2009; provided, however, that such amounts were not: (i) earned and vested before January 1, 2005; and (ii) paid to a participant on or before December 31, 2008. For purposes of this paragraph, a right to an amount is earned and vested only if the amount is not subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code of 1986, as amended and the rulings and regulations issued thereunder (collectively, “Code Section 409A”).

Payment Events	To the extent that an amount is payable in connection with a participant’s retirement or other separation from service, no amounts shall be paid hereunder on account thereof unless such retirement or separation from service constitutes a separation from service within the meaning of Code Section 409A.

At death, all deferred amounts will be delivered promptly to the person(s) specified in the last designation form filed with the Company. If no designation form has been completed, delivery will be made to participant’s estate.

If a participant elected to defer an amount to a specified calendar year, such amount shall be paid promptly at the beginning of such year, but no later than the last day of that year.

Specified Employees	In no event shall amounts be paid or delivered, on account of a separation from service, to a “specified employee”, as that term is defined within Code Section 409A, earlier than the date that six months after that specified employee’s separation from service. Amounts otherwise payable during such six month period shall be paid on the date that is six months and one day after the participant’s separation from service.